EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 to register an additional 3,200,000 shares of Class A common stock pertaining to the 2005 Omnibus Equity Plan of MSC Industrial Direct Co., Inc. and Subsidiaries of our reports dated October 22, 2009, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended August 29, 2009, and the effectiveness of internal control over financial reporting of MSC Industrial Direct Co., Inc. and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York
January 15, 2010